Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-171644

O’REILLY AUTOMOTIVE, INC.

$500,000,000 4.875% Senior Notes due 2021

January 11, 2011

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Guarantors	O’Reilly Automotive Stores, Inc., Ozark Automotive Distributors, Inc., Greene County Realty Co., O’Reilly II Aviation, Inc., Ozark Services, Inc., Ozark Purchasing, LLC, CSK Auto Corporation, CSK Auto, Inc., CSKAUTO.COM, Inc., OC Holding Company, LLC

Description of Security	4.875% Senior Notes due 2021

Security Type	Senior Notes

Legal Format	SEC Registered

Ratings*	Baa3 (Moody’s)/ BBB- (S&P)

Settlement Date	January 14, 2011

Principal Amount	$500,000,000

Maturity Date	January 14, 2021

Issue Price	99.297% of principal amount

Coupon	4.875%

Benchmark Treasury	2.625% due November 15, 2020

Spread to Benchmark Treasury	162.5 basis points

Treasury Strike	94-01+; 3.340%

Yield to Maturity	4.965%

Interest Payment Dates	Semi-annually on January 14 and July 14, commencing on July 14, 2011

Optional Redemption

Prior to October 14, 2020, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points.

On or after October 14, 2020, redeemable, in whole at any time or in part from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

Joint Bookrunning Managers	Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers	J.P. Morgan Securities LLC (Senior Co-Manager), U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Fifth Third Securities, Inc., RBS Securities Inc., Capital One Southcoast, Inc., UMB Financial Services, Inc., Bank of Oklahoma, FTN Financial Securities Corp.

CUSIP Number	67103H AA5

ISIN	US67103HAA59

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847 and from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322.

Term Sheet dated January 11, 2011 to the Preliminary Prospectus dated January 11, 2011 of O’Reilly Automotive, Inc. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.